Filed Pursuant to Rule 424(b)(3)
Registration No. 333-82904-12

SUPPLEMENT
To Prospectus Supplement dated June 26, 2002

$360,808,100 (Approximate)
STRUCTURED ASSET SECURITIES CORPORATION
Mortgage Pass-Through Certificates, Series 2002-14A

Structured Asset Securities Corporation
Depositor

Aurora Loan Services Inc.
Master Servicer

On June 28, 2002, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2002-14A (the “Certificates”) were issued in an original aggregate principal amount of approximately $360,808,100.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of June 1, 2002 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and JPMorgan Chase Bank, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is December 17, 2003.

Structured Asset Securities Corporation, Mortgage Pass-Trough Certificates, Series 2001-14A

Statement to Certificateholders

November 25, 2003

DISTRIBUTION IN DOLLARS
CLASS	ORIGINAL FACE VALUE	BEGINNING PRINCIPAL BALANCE	PRINCIPAL	INTEREST	TOTAL	REALIZED LOSSES	DEFERRED INTEREST	ENDING PRINCIPAL BALANCE

IA1	148,347,000.00	107,882,913.17	4,664,298.88	324,872.50	4,989,171.38	0.00	0.00	103,218,614.29
IIA1	196,446,000.00	74,782,729.09	4,270,011.52	383,261.49	4,653,273.01	0.00	0.00	70,512,717.57
IB1	4,306,000.00	4,268,278.78	2,556.24	9,723.18	12,279.42	0.00	0.00	4,265,722.54
IB2	2,233,000.00	2,213,438.59	1,325.61	5,835.38	7,160.99	0.00	0.00	2,212,112.98
IIB1	3,329,000.00	3,140,817.33	84,763.11	17,274.17	102,037.28	0.00	0.00	3,056,054.22
IIB2	2,705,000.00	2,552,090.97	68,874.80	14,036.24	82,911.04	0.00	0.00	2,483,216.17
B3	3,442,000.00	3,321,673.48	48,988.51	14,434.90	63,423.41	0.00	0.00	3,272,684.97
B4	4,227,000.00	4,079,231.23	60,161.07	17,726.99	77,888.06	0.00	0.00	4,019,070.16
B5	1,286,000.00	1,241,043.60	18,303.09	5,393.17	23,696.26	0.00	0.00	1,222,740.51
B6	1,293,168.00	1,247,962.03	18,405.12	5,423.23	23,828.35	0.00	0.00	1,229,556.91
R	100.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
IP	0.00	0.00	0.00	4,380.51	4,380.51	0.00	0.00	0.00
IIP	0.00	0.00	0.00	54,190.56	54,190.56	0.00	0.00	0.00
TOTALS	367,614,268.00	204,730,178.27	9,237,687.95	856,552.32	10,094,240.27	0.00	0.00	195,492,490.32

IA2	148,347,000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
IIA2	16,375,480.00	5,470,389.46	0.00	28,035.75	28,035.75	0.00	0.00	5,152,212.58
IB1X	4,306,000.00	4,268,278.78	0.00	3,130.07	3,130.07	0.00	0.00	4,265,722.54
IB2X	2,233,000.00	2,213,438.59	0.00	830.04	830.04	0.00	0.00	2,212,112.98
FACTOR INFORMATION PER $1000 OF ORIGINAL FACE							PASS-THROUGH RATES
CLASS	CUSIP	BEGINNING PRINCIPAL	PRINCIPAL	INTEREST	TOTAL	ENDING PRINCIPAL	CLASS	CURRENT PASS-THRU RATE
IA1	86358RR41	727.23353469	31.44181466	2.18994991	33.63176458	695.79172002	IA1	3.613612%
IIA1	86358RR66	380.67829882	21.73631186	1.95097630	23.68728816	358.94198696	IIA1	6.150000%
IB1	86358RR82	991.23984673	0.59364608	2.25805388	2.85169995	990.64620065	IB1	2.733612%
IB2	86358RS24	991.23985222	0.59364532	2.61324675	3.20689207	990.64620690	IB2	3.163612%
IIB1	86358RS40	943.47171223	25.46203364	5.18899670	30.65103034	918.00967858	IIB1	6.599876%
IIB2	86358RS73	943.47170795	25.46203327	5.18899815	30.65103142	918.00967468	IIB2	6.599876%
B3	86358RS57	965.04168507	14.23257118	4.19375363	18.42632481	950.80911389	B3	5.214804%
B4	86358RQ91	965.04169151	14.23256920	4.19375207	18.42632127	950.80912231	B4	5.214804%
B5	86358RR25	965.04167963	14.23257387	4.19375583	18.42632970	950.80910575	B5	5.214804%
B6	86358RR33	965.04246161	14.23258231	4.19375518	18.42633749	950.80987930	B6	5.214804%
R	86358RS65	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	R	6.599876%
TOTALS		556.91575679	25.12875248	2.33003013	27.45878261	531.78700431

IA2	86358RR58	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	IA2	0.000000%
IIA2	86358RR74	334.05979306	0.00000000	1.71205668	1.71205668	314.62971345	IIA2	6.150000%
IB1X	86358RR90	991.23984673	0.00000000	0.72690896	0.72690896	990.64620065	IB1X	0.880000%
IB2X	86358RS32	991.23985222	0.00000000	0.37171518	0.37171518	990.64620690	IB2X	0.450000%

Structured Asset Securities Corporation, Mortgage Pass-Trough Certificates, Series 2001-14A

November 25, 2003

Total Scheduled Principal Amounts	134,388.52
Group 1 Scheduled Principal Amounts	71,239.35
Group 2 Scheduled Principal Amounts	63,149.17

Total Unscheduled Principal Amounts	9,103,299.43
Group 1 Unscheduled Principal Amounts	4,599,688.56
Group 2 Unscheduled Principal Amounts	4,503,610.87

Total Net Liquidation Proceeds	0.00
Group 1 Net Liquidation Proceeds	0.00
Group 2 Net Liquidation Proceeds	0.00

Total Insurance Proceeds	0.00
Group 1 Insurance Proceeds	0.00
Group 2 Insurance Proceeds	0.00

Aggregate Advances	0.00
Group 1 Aggregate Advances	0.00
Group 2 Aggregate Advances	0.00

Ending Principal Balance	195,492,490.39
Group 1 Ending Principal Balance	114,280,783.73
Group 2 Ending Principal Balance	81,211,706.66

Structured Asset Securities Corporation, Mortgage Pass-Trough Certificates, Series 2001-14A

November 25, 2003

Group 1 Beginning Net Wac	3.613612%
Group 2 Beginning Net Wac	6.599876%

Group 1 Ending Net Wac	3.613975%
Group 2 Ending Net Wac	6.599367%

Current Period Realized Losses	0.00
Group 1 Current Period Realized Losses	0.00
Group 2 Current Period Realized Losses	0.00

Cummulative Realized Losses	0.00
Cummulative Group 1 Realized Losses	0.00
Cummulative Group 2 Realized Losses	0.00

Fraud Loss Limit	0.00
Bankruptcy Loss Loss Limit	100,000.00
Special Hazard Loss Loss Limit	8,000,000.00

Bankruptcy Losses	0.00
Group 1 Bankruptcy Losses	0.00
Group 2 Bankruptcy Losses	0.00

Fraud Losses	0.00
Group 1 Fraud Losses	0.00
Group 2 Fraud Losses	0.00

Special Hazard Losses	0.00
Group 1 Special Hazard Losses	0.00
Group 2 Special Hazard Losses	0.00

Servicing Fees	63,978.18
Trustee Fees	1,023.65

Structured Asset Securities Corporation, Mortgage Pass-Trough Certificates, Series 2001-14A

November 25, 2003

Sec. 4.03(ix)Number and Aggregate Principal Amounts of Mortgage Loans in Delinquency

Group 1
Category	Number	Principal Balance	Percentage
1 Month	4	1,739,805.54	1.52%
2 Month	1	1,259,969.37	1.10%
3 Month	0	0.00	0.00%
Total	5	2,999,774.91	2.62%
Group 2
Category	Number	Principal Balance	Percentage
1 Month	5	921,072.21	1.13%
2 Month	1	125,273.64	0.15%
3 Month	1	176,607.42	0.22%
Total	7	1,222,953.27	1.50%
Group Total
Category	Number	Principal Balance	Percentage
1 Month	9	2,660,877.75	1.36%
2 Month	2	1,385,243.01	0.71%
3 Month	1	176,607.42	0.09%
Total	12	4,222,728.18	2.16%

Number and Aggregate Principal Amounts of Mortgage Loans in Foreclosure

Group 1
Number	Principal Balance	Percentage
1	208,000.00	0.18%

Group 2
Number	Principal Balance	Percentage
2	1,560,396.15	1.92%

Group Totals
Number	Principal Balance	Percentage
3	1,768,396.15	0.90

Structured Asset Securities Corporation, Mortgage Pass-Trough Certificates, Series 2001-14A

November 25, 2003

Sec. 4.03(x)Number and Aggregate Principal Amounts of REO Loans

Group 1
Number	Principal Balance	Percentage
0	0.00	0.00%

Group 2
Number	Principal Balance	Percentage
1	270,877.99	0.33%

Group Totals
Number	Principal Balance	Percentage
1	270,877.99	0.14

Aggregate Outstanding Interest Shortfalls
Class ia1 shortfall	0.00
Class ia2 shortfall	0.00

Class iia1 shortfall	0.00
Class iia2 shortfall	0.00
Class ib1 shortfall	0.00
Class ib1x shortfall	0.00
Class ib2 shortfall	0.00
Class ib2x shortfall	0.00
Class iib1 shortfall	0.00
Class iib2 shortfall	0.00
Class b3 shortfall	0.00
Class b4 shortfall	0.00
Class b5 shortfall	0.00
Class b6 shortfall	0.00
Class r shortfall	0.00

Total Relief Act	0.00
Class ia1 Relief Act Shortfall	0.00
Class ia2 Relief Act Shortfall	0.00
Class iia1 Relief Act Shortfall	0.00
Class iia2 Relief Act Shortfall	0.00
Class ib1 Relief Act Shortfall	0.00
Class ib1x Relief Act Shortfall	0.00
Class ib2 Relief Act Shortfall	0.00
Class ib2x Relief Act Shortfall	0.00
Class iib1 Relief Act Shortfall	0.00
Class iib2 Relief Act Shortfall	0.00
Class b3 Relief Act Shortfall	0.00
Class b4 Relief Act Shortfall	0.00
Class b5 Relief Act Shortfall	0.00
Class b6 Relief Act Shortfall	0.00
Class r Relief Act Shortfall	0.00

Structured Asset Securities Corporation, Mortgage Pass-Trough Certificates, Series 2001-14A

November 25, 2003

Total Prepayment Interest	0.00
Class ia1 Prepayment Interest Shortfall	0.00
Class ia2 Prepayment Interest Shortfall	0.00
Class iia1 Prepayment Interest Shortfall	0.00
Class iia2 Prepayment Interest Shortfall	0.00
Class ib1 Prepayment Interest Shortfall	0.00
Class ib1x Prepayment Interest Shortfall	0.00
Class ib2 Prepayment Interest Shortfall	0.00
Class ib2x Prepayment Interest Shortfall	0.00
Class iib1 Prepayment Interest Shortfall	0.00
Class iib2 Prepayment Interest Shortfall	0.00
Class b3 Prepayment Interest Shortfall	0.00
Class b4 Prepayment Interest Shortfall	0.00
Class b5 Prepayment Interest Shortfall	0.00
Class b6 Prepayment Interest Shortfall	0.00
Class r Prepayment Interest Shortfall	0.00